P07000107292

Florida Department of State
Division of Corporations
Electronic Filing Cover Sheet

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Division of Corporations
Fax Number : (850)617-6380

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Account Name : VCORP SERVICES, LLC
Account Number : 120080000067
Phone : (845)425-0077
Fax Number : (845)818-3588

FEB 01 2013

R. WHITE

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RECEIVED
13 FEB -1 AM 8:48
SECRETARY OF STATE
DIVISION OF CORPORATIONS
TALLAHASSEE, FLORIDA

COR AMND/RESTATE/CORRECT OR O/D RESIGN
GREEN DRAGON WOOD PRODUCTS, INC.

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FILED
13 FEB -1 AM 11:36
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
GREEN DRAGON WOOD PRODUCTS, INC.

Pursuant to Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act (the "FBCA"), Green Dragon Wood Products, Inc., a Florida Profit Corporation (the "Corporation"), adopts the following amendment to its Articles of Incorporation:

CORPORATE NAME: Green Dragon Wood Products, Inc.

AMENDMENT(S) ADOPTED:

ARTICLE III which appears in the Corporation's Articles of Incorporation, as amended, is hereby amended to set forth the designations, preferences, limitations, and relative rights of the Corporation's Series A Convertible Preferred Stock as follows:

CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

"1. Designation of Series A Preferred Stock. The Corporation shall be authorized to issue Two Million (2,000,000) shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock").

2. Stated Value. Each share of Series A Preferred Stock shall have a stated value of one-tenth of a cent ($.001) (the "Stated Value").

3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4. Voting. Except as otherwise expressly required by law, each holder of Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to 50 votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

5. Conversion.

(a) Conversion Right.

(i) The Series A Preferred Stock is convertible in equal parts, with up to one-third of shares held by the holder to become convertible at the option of the holder on the first anniversary of the holder's employment with the Corporation, and another one-third of shares held by the holder to become convertible on each of the second and third anniversary of the holder's employment with the Corporation. Each share of Series A Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock in an amount equal to 50 shares of Common Stock for each share of Series A Preferred Stock surrendered.

(ii) Notwithstanding the rights to conversion outlined in Section 5(a)(i) above, upon the occurrence of either (i) the Corporation attaining an audited net income of $500,000 in the fiscal year ended March 31, 2014 or the Corporation attaining an audited gross revenue of $17,500,000 in the fiscal year ended March 31, 2014, or (ii) the Corporation attaining an audited net income of $750,000 in the fiscal year ended March 31, 2015 or the Corporation attaining an audited gross revenue of $20,000,000 in the fiscal year ended March 31, 2015 and (iii) the market price of the Corporation's Common Stock on the date of conversion is equal to greater than $0.25, all shares of Series A Preferred Stock held by each holder shall immediately be convertible.

(iii) If prior to the third anniversary of the holder's employment, there is a sale, conveyance or disposition of all of the assets of the Corporation, an effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or a consolidation, merger or other business combination of the Corporation with or into any other individual, corporation, limited liability company, partnership, association, trust or other entity or organization where the Corporation is not the survivor, then the holder shall be entitled to convert all shares of Series A Preferred Stock then owned as of such date.

(b) Conversion Procedure. In order to exercise the conversion privilege under Section 5(a), the holder of any shares of Series A Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series A Preferred Stock or a specified portion thereof into shares of Common Stock as

set forth in such notice. At such time as the certificate or certificates representing the Preferred Stock which has been converted are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to Section 5(a). In case of conversion under Section 5(a) of only a part of the shares of Series A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series A Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Series A Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such Series A Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the Series A Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series A Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

6. Other Provisions.

(a) Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A Preferred Stock from time to time outstanding.

(b) Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

7. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock, including without limitation:

(a) Reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock in the Corporation;

(b) Cancel or modify adversely and materially the voting rights as provided in Section 3 herein; or

(c) Take any action which would result in the change of control of fifty percent (50%) or more of the ownership of the Corporation."

The date of each amendment(s) adoption: January 30, 2013.

Effective Date: Upon filing of these Articles of Amendment.

Adoption of Amendment(s): The amendment(s) of the articles of incorporation herein certified have been duly adopted by the unanimous written consent of the Corporation's Board of Directors. Pursuant to the provisions of Section 607.0602, Title XXXVI of the Florida Statutes, no shareholder action for the amendment(s) was required.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Kwok Leung Lee, its President, this 30th day of January, 2013.

GREEN DRAGON WOOD PRODUCTS, INC.

By: ______________________

Kwok Leung Lee, President